Exhibit 99.1

SAFETY INSURANCE GROUP, INC. ANNOUNCES SECOND QUARTER 2026 RESULTS AND DECLARES THIRD QUARTER 2026 DIVIDEND

Boston, Massachusetts, August 5, 2026. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“Safety” or the “Company”) today reported second quarter 2026 results.

George M. Murphy, Chairman of the Board of Directors, President and Chief Executive Officer, commented: “I’m pleased to announce that for quarter ended June 30, 2026, our combined ratio improved to 95.7% compared to 98.1% in the same period in the prior year. The combined ratio of 95.7% reflects the impact of our underwriting discipline and ongoing pricing strategy. Net income for the quarter ended June 30, 2026 was $34.5 million, or $2.36 per diluted share, compared to net income of $28.9 million, or $1.95 per diluted share, for the comparable 2025 period. The increase in net income reflects the impact of strong written premium growth in prior years earning into top-line revenue, as well as the ongoing impact of pricing actions.

Also, on July 23, 2026, the Company announced that it has entered into a definitive agreement under which an affiliate of Mapfre S.A. (“Mapfre”) will acquire Safety in an all-cash transaction valued at approximately $1.54 billion. Under the terms of the agreement, Safety shareholders will receive $105 for each Safety common share in cash, which represents a premium of 44% on Safety’s stock price as of July 23, 2026. This transaction represents an exceptional outcome for our shareholders and an exciting new chapter for Safety. Throughout our history, we have built a company defined by strong underwriting, deep relationships with agents and clients, and an unwavering commitment to the communities we serve. Mapfre shares our long-term vision, our insurance culture, and our commitment to serving clients. Together, we will be even better positioned to invest in our people, strengthen our capabilities, expand our product offering, and continue delivering the high-quality service our clients and distribution partners expect from Safety.”

Second Quarter 2026 Results and Recent Developments

Net income for the quarter ended June 30, 2026 was $34.5 million, or $2.36 per diluted share, compared to net income of $28.9 million, or $1.95 per diluted share, for the comparable 2025 period. Net income for the six months ended June 30, 2026 was $20.2 million, or $1.38 per diluted share, compared to net income of $50.8 million, or $3.43 per diluted share, for the comparable 2025 period. Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended June 30, 2026 was $2.03 per diluted share, compared to $1.45 per diluted share for the comparable 2025 period. Non-GAAP operating income for the six months ended June 30, 2026 was $1.33 per diluted share compared to $2.74 per diluted share for the comparable 2025 period.

Safety’s book value per share decreased to $59.70 at June 30, 2026 from $60.98 at December 31, 2025, primarily due to underwriting losses incurred during the first quarter of 2026, as well as decreases in the value of our fixed maturity portfolio. Safety paid $0.92 per share in dividends to investors during the quarter ended June 30, 2026 compared to $0.90 for the comparable 2025 period. Safety paid $3.64 per share in dividends to investors during the year ended December 31, 2025.

Today, our Board of Directors approved a $0.92 per share quarterly cash dividend on our issued and outstanding common stock payable on September 15, 2026, to shareholders of record at the close of business on September 1, 2026.

Direct written premiums for the quarter ended June 30, 2026 decreased by $4.0 million, or 1.2%, to $341.8 million from $345.8 million for the comparable 2025 period. Direct written premiums for the six months ended June 30, 2026 decreased by $3.2 million, or 0.5%, to $641.6 million from $644.8 million for the comparable 2025 period. Net written premiums for the quarter ended June 30, 2026 decreased by $6.0 million, or 1.9%, to $313.5 million from $319.5 million for the comparable 2025 period. Net written premiums for the six months ended June 30, 2026 decreased by $5.4 million, or 0.9%, to $588.9 million from $594.3 million for the comparable 2025 period.

The decreases in direct written premiums and net written premiums are primarily due to the cancellation of certain underperforming agency relationships. For the six months ended June 30, 2026, the Company experienced policy count declines of 8.8% in Private Passenger Automobile and 4.0% in Homeowners lines, partially offset by 2.7% growth in Commercial Automobile policies, compared to the same period in 2025. Average written premium per policy increased 2.9%, 6.4% and 10.9% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2025 reflecting the result of rate increases.

Net earned premiums for the quarter ended June 30, 2026 increased by $9.6 million, or 3.4%, to $291.7 million from $282.1 million for the comparable 2025 period. Net earned premiums for the six months ended June 30, 2026 increased by $27.8 million, or 5.0%, to $582.6 million from $554.8 million for the comparable 2025 period. The increase in net earned premium is the result of rate increases earning into top-line results.

For the quarter ended June 30, 2026, losses and loss adjustment expenses incurred increased by $0.9 million, or 0.5%, to $195.1 million from $194.2 million for the comparable 2025 period. For the six months ended June 30, 2026, losses and loss adjustment expenses incurred increased by $58.1 million, or 15.1%, to $442.6 million from $384.5 million for the comparable 2025 period. The increase in losses during the six months ended June 30, 2026 is due to the impact of two severe winter weather events that occurred during the quarter ended March 31, 2026.

Loss, expense, and combined ratios calculated for the quarter ended June 30, 2026 were 66.9%, 28.8%, and 95.7%, respectively, compared to 68.8%, 29.3%, and 98.1%, respectively, for the comparable 2025 period. The decrease in loss and expense ratios is driven by the increase in net earned premiums. Loss, expense, and combined ratios calculated for the six months ended June 30, 2026 were 76.0%, 28.5%, and 104.5%, respectively, compared to 69.3%, 29.5%, and 98.8%, respectively, for the comparable 2025 period. The increase in the combined ratio during the six months ended June 30, 2026 was primarily driven by the increase in losses discussed above.

Total prior year favorable development included in the pre-tax results for the quarter ended June 30, 2026 was $10.6 million compared to $11.2 million for the comparable 2025 period. Total prior year favorable development included in the pre-tax results for the six months ended June 30, 2026 was $21.1 million compared to $23.5 million for the comparable 2025 period.

Net investment income for the quarter ended June 30, 2026 increased by $0.9 million, or 5.3%, to $16.6 million from $15.7 million for the comparable 2025 period. Net investment income for the six months ended June 30, 2026 increased by $3.3 million, or 10.9%, to $33.6 million from $30.3 million for the comparable 2025 period. The increase is primarily driven by higher assets under management, reinvestment rates that exceeded the yields on maturing securities, and strong alternative asset returns. Net effective annualized yield on the investment portfolio was 4.0% for the quarter ended June 30, 2026 compared to 4.2% for the comparable 2025 period. Net effective annualized yield on the investment portfolio was 4.1% for the six months ended June 30, 2026 compared to 4.0% for the comparable 2025 period. The investment portfolio’s duration on fixed maturities was 3.8 years at June 30, 2026 compared to 3.9 years at December 31, 2025.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures are useful to explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and non-GAAP operating income per diluted share consist of our GAAP net income adjusted by the net realized gains on investments, change in net unrealized gains on equity securities, credit loss benefit (expense) and taxes related thereto. For the quarter ended June 30, 2026, an increase of $4.7 million for the change in unrealized gains on equity securities was recognized in income before income taxes, compared to a increase of $7.2 million recognized in the comparable 2025 period. For the six months ended June 30, 2026, a decrease of $6.8 million for the change in unrealized gains on equity securities was recognized in income before income taxes, compared to an increase of $6.9 million recognized in the comparable 2025 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, Safety Northeast Insurance Company, and Safety Northeast Insurance Agency. Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2025 Form 10-K with the SEC on February 27, 2026 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

In connection with the proposed transaction with Mapfre, the Company plans to file a proxy statement with the SEC with respect to a special meeting of stockholders for purposes of obtaining stockholder approval of the proposed transaction. The definitive proxy statement (when available) will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Stockholders and investors will be able to obtain free copies of the proxy statement and other relevant materials (when available) and other documents filed by the Company at the SEC’s website at www.sec.gov. Copies of the proxy statement (when available) and the filings that will be incorporated by reference therein may also be obtained, without charge, by contacting the Company’s Investor Relations.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Participants in the Solicitation

The Company, Parent and their respective directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in (a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including under the headings “Item 10. Directors, Executive Officers and Corporate Governance,” “Item 11. Executive Compensation,” “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships, Related Transactions, and Director Independence,” which was filed with the SEC on February 27, 2026, and can be found at www.sec.gov; (b) the Company’s definitive proxy statement for its 2026 annual meeting of stockholders, which was filed with the SEC on March 31, 2026, under the headings “Proposal 1: Election of the Company’s Directors,” “Executive Officers,” “Executive Compensation,” “Director Compensation” and “Security Ownership of Certain Beneficial Owners, Directors and Management,” and can be found at www.sec.gov; and (c) subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. To the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in the Company’s proxy statement for its 2026 annual meeting of stockholders, such changes have been or will be reflected on Forms 3, 4 and 5, filed with the SEC (which can be found at www.sec.gov). Copies of the documents filed with the SEC by the Company will be available free of charge through the website maintained by the SEC and at the Company’s website at https://www.safetyinsurance.com/about/financial.html.

No Offer or Solicitation

This Current Report on Form 8-K is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;
●	The impact of inflation, changes in tariffs and supply chain delays on loss severity;
●	The possibility that the Commissioner of Insurance may approve future rule changes that change the operation of the residual market;
●	The possibility that existing insurance-related laws and regulations will become further restrictive in the future;
●	The impact of investment, economic and underwriting market conditions, including interest rates and inflation;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others;
●	Risks related to the proposed merger with Mapfre; and
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2025 filed with the SEC on February 27, 2026.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30,	December 31,
	2026	2025
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,365,368 and $1,337,235, allowance for expected credit losses of $355 and $0)	$1,328,594	$1,315,548
Equity securities, at fair value (cost: $189,372 and $201,591)	201,956	220,953
Other invested assets	154,036	151,020
Total investments	1,684,586	1,687,521
Cash and cash equivalents	67,918	73,901
Accounts receivable, net of allowance for expected credit losses of $890 and $802	332,530	320,187
Receivable for securities sold	527	4,269
Accrued investment income	11,702	12,169
Taxes recoverable	10,731	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	25,074	9,433
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	150,659	149,441
Ceded unearned premiums	43,317	39,674
Deferred policy acquisition costs	112,755	111,791
Deferred income taxes	6,253	4,116
Equity and deposits in pools	5,081	4,197
Operating lease right-of-use-assets	9,773	11,861
Goodwill	17,093	17,093
Intangible assets	6,309	6,783
Other assets	18,976	18,672
Total assets	$2,503,284	$2,471,108

Liabilities
Losses and loss adjustment expense reserves	$808,264	$761,739
Unearned premium reserves	664,746	654,803
Accounts payable and accrued liabilities	70,299	80,461
Payable for securities purchased	5,061	846
Payable to reinsurers	18,487	15,184
Taxes payable	—	3,903
Long-term debt	50,000	50,000
Operating lease liabilities	9,773	11,861
Total liabilities	1,626,630	1,578,797

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 18,103,084 and 18,051,631 shares issued	181	181
Additional paid-in capital	238,435	235,693
Accumulated other comprehensive loss, net of taxes	(28,771)	(17,133)
Retained earnings	837,302	844,063
Treasury stock, at cost: 3,419,947 shares	(170,493)	(170,493)
Total shareholders’ equity	876,654	892,311
Total liabilities and shareholders’ equity	$2,503,284	$2,471,108

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net earned premiums	$291,653	$282,113	$582,639	$554,803
Net investment income	16,559	15,724	33,597	30,298
Earnings from partnership investments	3,329	346	7,234	2,458
Net realized gains on investments	1,418	2,131	8,049	6,394
Change in net unrealized gains on equity securities	4,720	7,194	(6,777)	6,923
Credit loss (expense) benefit	(7)	66	(355)	(255)
Commission income	2,252	2,285	4,402	4,380
Finance and other service income	5,758	6,485	11,559	12,772
Total revenue	325,682	316,344	640,348	617,773

Losses and loss adjustment expenses	195,119	194,232	442,609	384,522
Underwriting, operating and related expenses	83,883	82,796	166,164	163,647
Other expense	2,110	2,047	4,247	4,001
Interest expense	814	442	1,432	546
Total expenses	281,926	279,517	614,452	552,716

Income before income taxes	43,756	36,827	25,896	65,057
Income tax expense	9,239	7,890	5,702	14,224
Net income	$34,517	$28,937	$20,194	$50,833

Earnings per weighted average common share:
Basic	$2.36	$1.95	$1.38	$3.44
Diluted	$2.36	$1.95	$1.38	$3.43

Cash dividends paid per common share	$0.92	$0.90	$1.84	$1.80

Number of shares used in computing earnings per share:
Basic	14,521,693	14,744,968	14,509,999	14,731,843
Diluted	14,558,294	14,782,244	14,552,290	14,763,732

Reconciliation of Net Income to Non-GAAP Operating Income

Net income	$34,517	$28,937	$20,194	$50,833
Exclusions from net income:
Net realized gains on investments	(1,418)	(2,131)	(8,049)	(6,394)
Change in net unrealized gains on equity securities	(4,720)	(7,194)	6,777	(6,923)
Credit loss expense (benefit)	7	(66)	355	255
Income tax expense	1,288	1,972	193	2,743
Non-GAAP operating income	$29,674	$21,518	$19,470	$40,514

Net income per diluted share	$2.36	$1.95	$1.38	$3.43
Exclusions from net income:
Net realized gains on investments	(0.10)	(0.14)	(0.55)	(0.43)
Change in net unrealized gains on equity securities	(0.32)	(0.49)	0.47	(0.47)
Credit loss expense	-	-	0.02	0.02
Income tax expense	0.09	0.13	0.01	0.19
Non-GAAP operating income per diluted share	$2.03	$1.45	$1.33	$2.74

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Written Premiums
Direct	$341,835	$345,829	$641,610	$644,799
Assumed	6,059	5,675	12,715	12,480
Ceded	(34,384)	(32,029)	(65,384)	(63,024)
Net written premiums	$313,510	$319,475	$588,941	$594,255

Earned Premiums
Direct	$317,749	$308,901	$631,682	$605,720
Assumed	5,717	5,286	12,700	12,011
Ceded	(31,813)	(32,074)	(61,743)	(62,928)
Net earned premiums	$291,653	$282,113	$582,639	$554,803